Exhibit 23.2
February 12, 2025

CONSENT OF QUALIFIED PERSON

Fastmarkets Group Limited (“Fastmarkets”), in connection with Albemarle Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), consents to:

•the public filing by the Company and use of:

1.the technical report titled “Technical Report Summary, Greenbushes Mine, Western Australia” (the “Greenbushes Technical Report Summary”), which contains Fastmarkets’ report on market studies in Section 16 thereof (the “Greenbushes Market Studies Report”) with an effective date of June 30, 2024 and dated February 10, 2025;

2.the technical report titled “Technical Report Summary on the Wodgina Lithium Operation” (the “Wodgina Technical Report Summary”), which contains Fastmarkets’ report on market studies in Section 16 thereof (the “Wodgina Market Studies Report”), with an effective date of June 30, 2024 and dated February 10, 2025;

3.the technical report titled “SEC Technical Report Summary Prefeasibility Study Salar de Atacama Region II, Chile” (the “Salar de Atacama Technical Report Summary”), which contains Fastmarkets’ report on market studies in Section 16 thereof (the “Salar Market Studies Report”) with an effective date of June 30, 2024 and dated February 8, 2025; and

4.the technical report titled “SEC Technical Report Summary Prefeasibility Study Silver Peak Lithium Operation Nevada, USA” (the "Silver Peak Technical Report Summary”), which contains Fastmarkets’ report on market studies in Section 16 thereof (the “Silver Peak Market Studies Report” and together with the Greenbushes Market Studies Report, the Wodgina Market Studies Report and the Salar Market Studies Report, the “Market Studies Reports”) with an effective date of June 30, 2024 and dated February 8, 2025 that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as exhibits to this Current Report on Form 8-K (the “Form 8-K”) and referenced in the Form 10-K.

•the incorporation by reference of the Market Studies Reports into the Company’s Registration Statement on Form S-3 (No. 333-269815) and the Registration Statements on Form S-8 (No. 333-150694, 333-166828, 333-188599, 333-223167 and 333-271578) (collectively, the “Registration Statements”);

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K, the Form 8-K, the Registration Statements and the Market Studies Reports; and

•any extracts from or a summary of the Market Studies Reports in the Form 10-K and incorporated by reference in the Registration Statements and the use of any information derived, summarized, quoted, or referenced from the Market Studies Reports, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and Registration Statements.

Fastmarkets is responsible for authoring, and this consent pertains to, the Market Studies Reports. Fastmarkets certifies that it has read the Form 10-K and that it fairly and accurately represents the information in the Market Studies Reports for which it is responsible.

Fastmarkets

8 Bouverie Street
London
EC4Y 8AX

By: /s/ Brian Levich

Name: Brian Levich
Title: Consultancy Director (Fastmarkets)